Exhibit 10.1
                                    AGREEMENT
                                 August 21, 2001

This Agreement is entered into as of the date set forth above (the "Effective Date"), between Aquila Technologies Group, Inc. ("Aquila") and Ambient Corporation ("Ambient").

1. SCOPE OF WORK: Aquila will assist Ambient to develop a detailed design for a communications controller for Ambient's Powerline telecommunications network. The communications controller is expected to be a critical component in the home gateway (gw-node), transformer node (x-node) and substation node (s-node) portions of the network (the "Development Project").

      Specific Contractor and Customer Tasks are contained in the Statement of Work, Attachment A hereto (the "SOW").

2.    REPORTS/DELIVERABLES:

      Aquila shall deliver to Ambient, a detailed design of the prototype gw-node, x-node and s-node communications controller units (the "Products"), in the form of a Critical Design Review (CDR) document. Subsequent to acceptance of the CDR and authorization by Ambient, Aquila will provide a final schedule and price for delivery of prototypes of the Products, all as specified in the SOW.

      Upon acceptance of the prototypes by Ambient ("Deliverable Acceptance") the Parties shall enter into discussions regarding the commercialization of Products by Aquila and the purchase from Aquila of Products by Ambient. Nothing contained herein shall deemed as requiring Ambient to purchase any Products from Aquila.

3. PRICE AND PAYMENT: Payment to Aquila for the Development Project, shall be based on time and materials, at Aquila's discounted Labor Categories and Rates as shown in Attachment B, less 20%. Payment for the Development Project will not exceed $140,000 for labor costs unless otherwise agreed to by both parties.

      All materials and outside contract work for the manufacture of the "first prototype" shall be prepaid and approved by Ambient before the work is released or parts are ordered. After the acceptance of the first prototype, any future production will be charged to Ambient under a formula where Aquila will institute a 2.0 times mark up for the cost of materials and subcontracted labor for the prototypes. For all materials and subcontract work, Aquila will provide detailed budget and cost data to Ambient. Subsequent to Deliverable Acceptance of the first prototypes the
      2.0 times multiple specified herein for use as mark up for the cost of materials and subcontracted labor, will be re-evaluated for the purposes of reduction.

      Subject to approval of its Board Ambient shall issue to Aquila 100,000 warrants for the purchase of Ambient's common stock each at a per share exercise price of $1.25 and exercisable for a period of five years from the date of grant (the "Warrants") upon the attainment of the following milestones:

      (i) 25,000 Warrants shall vest and become exercisable upon Ambient's acceptance of the CDR document (ii) 25,000 Warrants shall vest and become exercisable upon Deliverable Acceptance of any of the First Protoypes, (as defined below) (iii) the remaining 50,000 Warrants shall vest and become exercisable upon Deliverable Acceptance of all prototypes specified in the SOW.

      For the purposes of this section, "first prototype" shall be defined as and include, only the first 50 prototypes of the Products

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      Payment for labor shall be invoiced monthly and will be due thirty (30)
      days thereafter.

4. INTELLECTUAL PROPERTY: Ambient Corporation shall own all intellectual property developed under this agreement. For the purposes of this Section 4, intellectual property shall mean and include all technology included in any patents, patent applications, copyrights, copyright applications, proprietary technology or know-how, whether developed by Ambient or Aquila in support or furtherance of the Development Project (the "Intellectual Property").

      Aquila shall not (i) use the Intellectual Property to develop by itself or in combination with any third party, any technology that would in any way compete with the Development Project, the Products or any Ambient powerline telecommunications technology or product (ii) market the Intellectual Property or the Products in any form, including without limitation, as components or bundled with other technologies or products, to any third party, that would in any way compete with the Development Project, the Products or any Ambient powerline telecommunications technology or product.

      Notwithstanding anything contained herein, Aquila shall have the right, subject to written approval from Ambient, to develop and market by itself or in combination with any third party any technology or product that does not compete with the Development Project, the Products or any Ambient powerline telecommunications technology or product but which is an add on component to the Products.

      Ambient and Aquila agree to enter into a non-disclosure agreement prior to the commencement of the Development Project.

5.    AMBIENT REPRESENTATIVES:

      a. Ram Rao is Ambient's Chief Network Architect. As Ambient's, technical representative, he shall act as liaison between Ambient Corporation and the Aquila in technical and contractual matters.

      b. Brad Dudas is Ambient's Vice President of Strategic Planning. As Ambient', business representative, he shall act as liaison between Ambient Corporation and Aquila in business matters.

6.    AQUILA TECHNOLOGIES REPRESENTATIVES:

      a. Tammy Wenderlich is Aquila's Director of Processing Controls. As Aquila's technical representative, she will act as liaison between the Aquila and Ambient Corporation in technical and contractual matters.

      b. Judy Beckes Talcott is Director of Sales for Aquila Technologies Group, Inc. She will manage all sales and marketing issues between Ambient and the Aquila.

7. TRAVEL: All travel will be authorized and agreed to in writing prior to commencing. All travel will be coordinated to assure best fare possible.

8.    CANCELLATION:

      a. Either party may terminate this Agreement with thirty (30) days written notice. The termination shall be subject to completion of any subcontracted work. In the event of termination, materials purchased by or on behalf of Ambient including without limitation any work in progress or Products, intellectual property, plans, specifications, drawings and other property will be delivered to Ambient.

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      b.    Unless terminated earlier pursuant to Section 8a, this Agreement shall terminate one (1) year from the Effective Date. In the event of termination, materials purchased by or on behalf of Ambient including without limitation any work in progress or Products, intellectual property, plans, specifications, drawings and other property, will be delivered to Ambient.

9. ENTIRE AGREEMENT/GOVERNING LAW: This Agreement, including any Attachment, constitutes the entire agreement between the Aquila and Ambient, and is governed by the laws of the State of Delaware.

10. AMENDMENT: No modification, or changes to this Agreement, or waiver of any of its provisions, shall be valid unless approved in writing by the duly authorized representative of the Parties.

For Ambient Corporation:                For Aquila Technologies Group, Inc.
                                        (The Contractor)


/s/ Mark Isaacson                       /s/ Steve Kadner
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(Signature)                             (Signature)

Mark Isaacson CEO                       Steve Kadner President
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(Name and Title)                        (Name and Title)

August 21, 2001                         August 21, 2001
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(Place and Date)                        (Place and Date)